Exhibit 99.1

10753 Macatawa Drive
Holland, MI 49424

NEWS RELEASE

NASDAQ NATIONAL MARKET: FOR RELEASE: DATE: CONTACT:	MCBC Immediate August 12, 2009 Robert E. DenHerder, Chairman of the Board 616.392.1517

Macatawa Bank Corp. Announces Leadership Changes

Holland, Michigan, August 12, 2009 — Macatawa Bank Corp. today announced changes to the Executive Management Team and the Board of Directors.

Ronald L. Haan, currently Co-Chief Executive Officer of Macatawa Bank Corp. and Executive Vice-President of Macatawa Bank has been appointed Interim Chairman, President and Chief Executive Officer of Macatawa Bank, and Interim Chief Executive Officer of Macatawa Bank Corporation. Haan also serves on the Corporation’s Board of Directors and as Secretary-Treasurer of the Corporation.

Haan replaces Philip J. Koning who will remain with the Bank in the role of Executive Vice-President. Koning has also stepped down from his role as a director and Co-CEO of Macatawa Bank Corp.

The Board also established a committee to conduct a search for a new CEO. Haan will be among the candidates considered for the permanent CEO position.

The Board also appointed Douglas B. Padnos, a member of the management team of Louis Padnos Iron & Metal Company, to the Corporation’s Board of Directors. Padnos has served on the Board of Directors of Macatawa Bank since 2007, and will continue to serve in that capacity.

Finally, the Board took the additional step of voting to reduce the overall level of Board Compensation by 25 percent effective October 1, 2009. This step is consistent with other cost cutting measures that have been implemented at the Bank over the past year as losses from real estate loans continue to impact the Bank’s earnings.

“Over the past five months, our Directors have performed a careful review of the Bank, and its ongoing operations,” said Chairman Robert E. DenHerder. “We have undertaken these changes to ensure that we have the right leadership in place to guide us through these still-challenging economic times.”

“We are pleased to welcome Doug Padnos to the Corporation’s Board of Directors. Since joining the Bank two years ago, he has provided invaluable insights and counsel on financial and management issues. We look forward to him stepping into this expanded role within the organization.

“Additionally, we are gratified to enhance the leadership role of Ronald Haan. Since joining the Bank in 2005, Ron has proven himself to be capable and insightful. We are confident that he has the leadership skills necessary to oversee the day-to-day operations of the Bank, and also to work closely with the Board to chart a strategic direction that will allow us to continue to build Macatawa Bank to be the community bank of choice in West Michigan.”

Prior to joining Macatawa, Haan served as an Executive Vice-President of Fifth Third Bank in Western Michigan. Haan has 34 years of banking experience with extensive operational and management expertise. He joined Macatawa Bank in 2005 as Executive Vice-President. Since then, he has been the chief architect behind the overhaul and strengthening of loan policies and procedures. Since February of this year, he has shared management responsibilities with Koning.

Prior to that, Haan served as the President and Chief Operating Officer of AmeriBank in Holland, Michigan, which was acquired by Fifth Third in December 2000.

In his new role, Koning will remain an active member of the Bank’s management team. He joined the Bank shortly after its inception in November 1997 and has been instrumental in fostering much of the growth and expansion that characterized the first 12 years as Macatawa established itself as a leading community Bank in West Michigan.

“We continue to take the steps necessary to protect and enhance shareholder value,” DenHerder said. “As directors, we take our role very seriously and are working hard to be responsive to market demands and shareholder concerns. The initiatives and leadership changes announced today will position us for the success of Macatawa Bank as the economy continues to improve.

About Macatawa Bank
Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

“CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to capital raising activities, dividends, future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”